Exhibit 99.1

News Announcement

Conference Call:

Today, April 26 at 10:00 a.m. EDT

Dial-in numbers:

212/231-6006 or 415/904-7304

Webcast:

www.fulldisclosure.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS FIRST QUARTER DILUTED EPS FROM CONTINUING OPERATIONS THAT EXCEEDS COMPANY’S GUIDANCE

- Establishes 2005 Second Quarter Guidance and Increases Full Year Guidance -

Wyomissing, Penn., (April 26, 2005) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported record first quarter operating results for the period ended March 31, 2005 as summarized below:

Summary of Q1 Results

	Three Months Ended March 31,
(In millions, except per share data)	2005 Actual	2005 Guidance (6)	2004 Actual
Net revenues	$289.3	$292.8	$285.1
EBITDA (1)	$72.2	$70.1	$69.7
Less depreciation and amortization, gain/loss on disposal of assets, and earnings from joint venture	$(15.9)	$(16.6)	$(17.6)
Income from operations	$56.3	N/A	$52.1
Less interest expense - net, income taxes, and other expenses	$(40.0)	$(39.6)	$(31.1)
Income from continuing operations	$16.3	$13.9	$21.0
(Loss) from discontinued operations - HCS Shreveport and Pocono Downs and its OTWs (net) (2)	$(0.5)	N/A	$(3.2)
Net income	$15.8	N/A	$17.8
Per share data (5)
Diluted earnings per share from continuing operations (3)	$0.19	$0.165	$0.26
Diluted (loss) per share from discontinued operations (2)	$0.00	N/A	$(0.04)
Diluted earnings per share	$0.19	N/A	$0.22
Adjustments:
Diluted (loss) per share from discontinued operations (2)	$0.00	N/A	$0.04
After tax diluted earnings per share effect of early exinguishment of debt	$0.12	$0.115	$—
Adjusted diluted earnings per share (4)	$0.31	$0.28	$0.26

(1)          EBITDA is income from operations excluding charges for depreciation and amortization and gain/loss on disposal of assets, and is inclusive of earnings from joint venture.  A reconciliation of net income (GAAP) to EBITDA as well as income from operations (GAAP) to EBITDA, is included in the financial schedules accompanying this release.

-more-

(2)

Hollywood Casino – Shreveport is accounted for as a discontinued operation effective in the second quarter 2004. As a result of Penn National’s sale of Pocono Downs Racetrack and its affiliated off-track wagering facilities, the Company is accounting for these facilities as discontinued operations effective in the third quarter 2004. The income/loss and diluted loss per share figures from discontinued operations are net of taxes.

(3)

In the three months ended March 31, 2005 Penn National Gaming recorded charges for the early extinguishment of debt of $15.8 million ($10.3 million net of taxes) that had the net effect of reducing both diluted earnings per share from continuing operations and diluted earnings per share by $0.12. Without the effect of these items, Penn National would have reported 2005 first quarter diluted earnings per share from continuing operations and diluted earnings per share of $0.31.

(4)	Adjusted diluted earnings per share is diluted earnings per share from continuing operations excluding the loss on early extinguishment of debt.

(5)	All per share results have been adjusted to reflect the March 2005 two-for-one stock split.

(6)

The figures in this column present the guidance Penn National Gaming provided on February 3, for the first quarter ended March 31, 2005. At that time the Company did not provide estimates for certain items which have been denoted “N/A.”

Commenting on the results, Peter M. Carlino, Chief Executive Officer of Penn National said,

“Penn National Gaming exceeded its guidance for income from continuing operations and diluted earnings per share from continuing operations based on further EBITDA improvements at Charles Town Races & Slots™, Casino Rouge and the management contract at Casino Rama.

“In addition to the record operating results during the first quarter, Penn National made significant progress in improving its capital structure in anticipation of several new growth opportunities which are expected to come online over the next few years.  As previously reported, in January the Company completed the sale of The Downs Racing and its subsidiaries and in February Penn National made a private offering of $250 million of 6 ¾% Senior Subordinated Notes.  The proceeds from these activities were applied to the redemption of $200 million of our 11 1/8% Series B Senior Subordinated Notes and will also be applied to previously announced development projects.  In total, Penn National paid down $111 million on its bank facility during the quarter and on April 4, the Company paid down an additional $160 million on its bank facility.

“Penn National also made strides during the first quarter period in advancing its broad range of growth and development opportunities.  In Pennsylvania, where we are developing a new gaming and racing facility at Penn National Race Course, we secured local approvals for the project’s land-development plan.  We anticipate securing a license from the Pennsylvania Gaming Control Board in late 2005, commencing construction immediately thereafter and opening our new Harrisburg-area facility in early 2007.

“Our pending acquisition of Argosy Gaming Company is on schedule with an anticipated closing in the third quarter of this year.  We are continuing to work with various state gaming boards and the FTC to obtain their required approvals to complete the transaction.  In connection with this process we have elected to divest the Argosy Baton Rouge property to expedite securing necessary approvals.  We anticipate that the sale will be effected after the merger although we will begin seeking a buyer immediately.

“Argosy brings with it several prospects for growth through both expansion and development, including the Company’s recent proposal to Indiana regulators for a major expansion at Lawrenceburg which is the nearest gaming facility to the Cincinnati feeder market.  This plan calls for an expansion of the nation’s biggest revenue generating riverboat to accommodate up to 4,000 slot machines from the 2,800 currently being operated.  We believe the Argosy development projects, which are complex and subject to regulatory approvals, adhere to our long-term desire to enhance long-term shareholder value by creating more exciting entertainment venues.

“We recently announced an agreement to acquire an off-track betting facility in Bangor, Maine and plan to temporarily operate up to 475 slots at this site in advance of our construction of a permanent facility.  We anticipate a summer 2005 closing of the $3.8 million transaction, which we believe could result in the temporary facility being operational by the end of 2005, assuming all regulatory approvals are granted.  We recently filed our completed slot operator license application, and are in the process of working with the city of Bangor to identify and finalize the optimal site for permanent development.  We are projecting that the 475 slots at the temporary facility will generate approximately $20 million to $30 million in annual revenues.

“We are initiating 2005 second quarter guidance today based solely on our existing continuing operations and we expect to update this guidance following the completion of the Argosy transaction.”

Financial Guidance

The following table sets forth current guidance targets for continuing operations (e.g. excluding Hollywood Casino – Shreveport and Pocono Downs Racetrack and its affiliated off-track wagering facilities) for the second quarter 2005 and updated full year 2005 guidance based on the following:

•	Although the transaction is expected to be closed in the third quarter of 2005, this guidance does not include financial contributions from the Argosy Gaming Company properties;

•

The Company will take a non-cash pre-tax charge of $4.3 million relative to pre-construction activities at Penn National Race Course in the 2005 fourth quarter. Previously, this charge was anticipated to occur in the 2005 second quarter. The after tax effect of the charge is expected to approximate $2.7 million or $0.03 per diluted share;

•

The Company will incur a pre-tax write off of approximately $4.1 million for deferred fees related to its April 4, 2005 $160 million payment to satisfy all outstanding senior credit facilities. The after tax effect of the write off for the deferred fees is expected to approximate $2.7 million or $0.03 per diluted share;

•

Anticipated results do not include any charges for future or prior stock option grants, although it is expected that the Company will incur such charges, when the Company adopts FASB 123R in the first quarter of 2006;

•	The Company will have approximately 85.7 million diluted shares outstanding for 2005;

•	Charles Town Races & Slots will install an additional 200 gaming devices in the third quarter of 2005;

•	The guidance does not reflect the scheduled sunset on July 1, 2005 of the current state of Illinois gaming tax;

•	The financial guidance does not include a gain on a sale of assets related to the recently completed sale of The Downs Racing and its subsidiaries;

•	The effective tax rate for federal, state and local income taxes for 2005 will be 37.5%; and,

•

There will be no material changes in economic conditions, applicable legislation or regulation, world events or other circumstances beyond our control that may adversely affect the Company’s results of operations.

(in millions, except per share data)	Q2 ‘05 GUIDANCE	Q2 ‘04 ACTUAL	FY ‘05 REVISED GUIDANCE	FY ‘05 PRIOR GUIDANCE	FY ‘04 ACTUAL
Net revenues	$308.7	$290.1	$1,205.1	$1,219.3	$1,140.9
EBITDA (1)	$77.9	$73.8	$297.5	$295.5	$283.0
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	$49.4	$49.9	$199.0	$201.7	$195.7
Income from continuing operations	$28.5	$23.9	$98.5	$93.8	$87.3
Diluted earnings per share from continuing operations	$0.34	$0.29	$1.15	$1.09	$1.05
After tax diluted earnings per share effect of early exinguishment of debt, Charles Town insurance recovery and Casino Rama reversal	$0.03	$—	$0.15	$0.11	$0.03
Adjusted diluted earnings per share (2)	$0.37	$0.29	$1.30	$1.20	$1.08

(1)          EBITDA is net income from operations plus depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, other expense, loss on change in fair value of interest rate swaps and loss on early extinguishment of debt and is inclusive of earnings from joint venture.

(2)          Adjusted diluted earnings per share is diluted earnings per share from continuing operations excluding the loss on early extinguishment of debt (FY ‘05E and FY ‘04A) as well as Charles Town insurance recovery and Casino Rama reversal (FY ‘04A).

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information - Continuing Operations

(In thousands) (unaudited)

	REVENUES		EBITDA (1)
	Three Months Ended March 31,
	2005	2004	2005	2004
Charles Town Races	$103,234	$94,052	$29,429	$24,887
Hollywood Casino - Aurora	56,701	58,869	16,238	17,238
Casino Rouge	30,688	28,455	11,145	9,245
Hollywood Casino - Tunica	28,323	30,888	6,186	7,021
Casino Magic - Bay St. Louis	26,779	28,601	5,717	6,573
Boomtown Biloxi - Biloxi	18,386	19,595	4,819	4,895
Bullwhackers	7,853	7,758	843	1,148
Casino Rama Management Contract	4,067	3,458	3,768	3,200
Penn National Race Course and OTWs	13,275	13,380	1,326	1,224
Bangor Historic Track	—	—	(62)	—
Earnings from Pennwood Racing, Inc.	—	—	343	460
Corporate Overhead	—	—	(7,579)	(6,186)
Total	$289,306	$285,056	$72,173	$69,705

(1)          EBITDA is income from operations excluding charges for depreciation and amortization and gain/loss on disposal of assets, and is inclusive of earnings from joint venture.  EBITDA does not represent net income or cash flows from continuing operations as those terms are defined by generally accepted accounting principles.  EBITDA does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  A reconciliation of net income (GAAP) to EBITDA as well as income from operations (GAAP) to EBITDA, is included in the financial schedules accompanying this release.

-reconciliations follow-

Reconciliation of EBITDA to Net Income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(In thousands) (unaudited)

	Three Months Ended
	March 31
	2005	2004
Total EBITDA	$72,173	$69,705
Earnings from joint venture	(343)	(460)
Depreciation and amortization	(15,495)	(16,441)
Loss on disposals	(36)	(678)
Income from operations	56,299	52,126
Interest expense	(16,503)	(19,416)
Interest income	1,293	350
Earnings from joint venture	343	460
Other	(21)	(81)
(Loss) on early extinguishment of debt	(15,805)	—
Taxes on income	(9,352)	(12,447)
Income from continuing operations	16,254	20,992
(Loss) from discontinued operations, net of taxes	(452)	(3,205)
Net income	$15,802	$17,787

Reconciliation of Income From Operations (GAAP) To EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(In thousands) (unaudited)

Three Months Ended March 31, 2005

	Income from operations	Depreciation and Amortization	(Gain)/loss on disposal of assets	Earnings from joint venture	EBITDA
Charles Town Races	$25,281	$4,129	$19	$—	$29,429
Hollywood Casino - Aurora	13,821	2,417	—	—	16,238
Casino Rouge	9,332	1,916	(103)	—	11,145
Hollywood Casino - Tunica	4,123	2,063	—	—	6,186
Casino Magic - Bay St. Louis	3,382	2,313	22	—	5,717
Boomtown Biloxi - Biloxi	3,697	1,036	86	—	4,819
Bullwhackers	376	455	12	—	843
Casino Rama Management Contract	3,768	—	—	—	3,768
Penn National Race Course and OTWs	965	361	—	—	1,326
Bangor Historic Track	(106)	44	—	—	(62)
Earnings from Pennwood Racing, Inc.	—	—	—	343	343
Corporate Overhead	(8,340)	761	—	—	(7,579)
Total	$56,299	$15,495	$36	$343	$72,173

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(In thousands) (unaudited)

Three Months Ended March 31, 2004

	Income from operations	Depreciation and Amortization	(Gain)/loss on disposal of assets	Earnings from joint venture	EBITDA
Charles Town Races	$20,272	$4,613	$2	$—	$24,887
Hollywood Casino - Aurora	14,608	2,630	—	—	17,238
Casino Rouge	7,301	1,771	173	—	9,245
Hollywood Casino - Tunica	5,215	1,738	68	—	7,021
Casino Magic - Bay St. Louis	3,853	2,572	148	—	6,573
Boomtown Biloxi - Biloxi	2,951	1,648	296	—	4,895
Bullwhackers	810	347	(9)	—	1,148
Casino Rama Management Contract	3,200	—	—	—	3,200
Penn National Race Course and OTWs	840	384	—	—	1,224
Bangor Historic Track	—	—	—	—	—
Earnings from Pennwood Racing, Inc.	—	—	—	460	460
Corporate Overhead	(6,924)	738	—	—	(6,186)
Total	$52,126	$16,441	$678	$460	$69,705

-income statement follows-

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Summary Consolidated Statement of Income

(In thousands, except per share data) (unaudited)

	Three Months Ended
	March 31
	2005	2004
Revenues:
Gaming	$253,051	$249,504
Racing	11,793	11,808
Management service fee	4,067	3,458
Food, beverage, and other revenue	37,280	36,508
Gross revenues	306,191	301,278
Less: Promotional allowances	(16,885)	(16,222)
Net revenues	289,306	285,056
Operating Expenses:
Gaming	138,609	135,280
Racing	8,842	9,160
Food, beverage, and other expenses	23,848	23,757
General and administrative	46,213	48,292
Depreciation and amortization	15,495	16,441
Total operating epxenses	233,007	232,930
Income from operations	56,299	52,126
Other income (expense):
Interest expense	(16,503)	(19,416)
Interest income	1,293	350
Earnings from joint venture	343	460
Other	(21)	(81)
Loss on early extinguishment of debt	(15,805)	—
Total other expenses	(30,693)	(18,687)
Income from continuing operations before income taxes	25,606	33,439
Taxes on income	9,352	12,447
Income from continuing operations	16,254	20,992
(Loss) from discontinued operations, net of taxes	(452)	(3,205)
Net income	$15,802	$17,787
Earnings per share - basic:
Income from continuing operations	$0.20	$0.26
Discontinued operations, net of taxes	(0.01)	(0.04)
Basic net income per share	$0.19	$0.22
Earnings per share - diluted:
Income from continuing operations	$0.19	$0.26
Discontinued operations, net of taxes	0.00	(0.04)
Diluted net income per share	$0.19	$0.22
Weighted shares outstanding:
Basic	82,198	79,717
Diluted	85,390	82,224

Reconciliation of Non-GAAP Measures to GAAP

EBITDA or earnings before interest, taxes, depreciation and amortization, loss on change in fair value of interest rate swaps and gain/loss on disposal of assets and inclusive of earnings from joint venture, is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles.  EBITDA information is presented as a supplemental disclosure because management believes that it is a widely used measure of such performance in the gaming industry.  In addition, management uses EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  Adjusted diluted earnings per share is presented solely as a supplemental disclosure because management believes that it is a widely used measure of performance and a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better measure of the Company’s operating results than diluted net income per share (GAAP).  A reconciliation of the Company’s EBITDA to net income (GAAP), as well as the Company’s EBITDA to income from continuing operations (GAAP), is included in the financial schedules accompanying this release.

A reconciliation of each property’s EBITDA to income from operations is included in the financial schedules accompanying this release.  On a property level, EBITDA is reconciled to income from continuing operations (GAAP), rather than net income (GAAP), because of, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s various properties on a property-by-property basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s individual properties and is consistent with the reporting of other gaming companies.

Penn National is hosting a conference call and simultaneous webcast at 10:00 am EDT today, both of which are open to the general public.  The conference call number is 212/231-6006 or 415/904-7304; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions and answers will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.fulldisclosure.com; allow 15 minutes to register and download and install any necessary software.  Following its completion, a replay of the call can be accessed until May 10, by dialing 800/633-8284 or 402/977-9140 (international callers).  The access code for the replay is 21242993.  A replay of the call can also be accessed for thirty days on the Internet via www.fulldisclosure.com.  This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “Recent News” section.

About Penn National Gaming

Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment.  The Company presently operates eleven facilities in nine jurisdictions including West Virginia, Illinois, Louisiana, Mississippi, Pennsylvania, New Jersey, Colorado, Maine and Ontario.  In aggregate, Penn National’s facilities feature over 13,000 slot machines, 260 table games, 1,286 hotel rooms and 417,000 square feet of gaming floor space.

The company is currently in the process of completing the disposition of the Shreveport, Louisiana Hollywood Casino.  In November 2004, Penn National Gaming agreed to acquire all of the outstanding shares of Argosy Gaming Company, which it expects to complete in the second half of 2005.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Meaningful factors which could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which we do business; our ability to successfully complete the proposed acquisition of Argosy Gaming Company and to successfully integrate its operations; the activities of our competitors; increases in our effective rate of taxation at any of our properties or at the corporate level; successful completion of capital projects at our gaming and pari-mutuel facilities; the existence of attractive acquisition candidates and the costs and risks involved in the pursuit of those acquisitions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses (including without limitation the issuance of final operators’ licenses in Maine and Pennsylvania); delays in the process of finalizing gaming regulations and the establishment of related governmental infrastructure in Pennsylvania and Maine; the maintenance of agreements with our horsemen and pari-mutuel clerks; our dependence on key personnel; the impact of terrorism and other international hostilities; the availability and cost of financing; the outcome and financial impact from the event of default under the indentures governing the Hollywood Casino Shreveport notes and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission. In addition, consummation of Penn National’s acquisition of Argosy Gaming is subject to several conditions including the approval of various governmental entities, including certain gaming regulatory authorities to which the Companies are subject.  Furthermore, the Company does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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